EXHIBIT 10.1

Executive EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made between Entravision Communications Corporation, a Delaware corporation (the “Company”), and Michael Christenson (the “Executive”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company beginning on July 1, 2023 (the “Effective Date”) on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.
Employment.
(a)
Term. The Company shall employ the Executive and the Executive shall be employed by the Company pursuant to this Agreement commencing as of the Effective Date and continuing until such employment is terminated in accordance with the provisions hereof (the “Term”). The Executive’s employment with the Company will be “at will,” meaning that the Executive’s employment may be terminated, by the Company or the Executive, at any time, with or without cause or advance notice.
(b)
Position and Duties. During the Term, the Executive shall serve as the Chief Executive Officer of the Company and shall have such powers and duties customary for the chief executive officer of a public company, including responsibility for public reporting under the securities law and the investor relations duties typical for a public company CEO and such additional powers and duties consistent with his position as may from time to time be prescribed by the Board of Directors of the Company (the “Board”). The Executive shall report solely and directly to the Board. The Executive shall devote his full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on the boards of directors of up to two (2) for-profit companies that are not competitive with the Company, and engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not materially interfere with the Executive’s performance of his duties to the Company as provided in this Agreement.
2.
Compensation and Related Matters.
(a)
Base Salary. The Executive’s initial base salary shall be paid at the annualized rate of $950,000 per year. The Executive’s base salary shall be subject to review at least annually by the Board or the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for executive officers.
(b)
Annual Bonus Opportunity. During the Term and subject to the Company’s Executive Cash Incentive Bonus Plan, the Executive shall be eligible to receive an annual cash bonus as determined by the Board or the Compensation Committee from time to time. The Executive’s target annual bonus opportunity shall be one hundred percent (100%) of his Base Salary; provided that for the calendar year 2023 (i) the Executive’s annual bonus will be pro-rated (based on number of calendar days employed after the Effective Date over 365), and (ii) the Executive’s annual bonus shall be guaranteed to equal at least 100% of the Executive’s Base Salary actually paid with respect to the 2023 calendar year, and such guaranteed amount shall be paid no later than December 31, 2023. The target annual bonus opportunity in effect at any given time is referred to herein as “Target Bonus.” Except as may otherwise be provided by the Board or Compensation Committee or as may otherwise be set forth in the applicable incentive compensation plan, the Executive must be employed by the Company on the day such incentive compensation is paid in order to earn or receive any annual incentive compensation.
(c)
Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its executive officers (provided that Executive substantiates expenses within 60 days after such expense is incurred).
(d)
Signing Bonus. The Company will provide the Executive with a $50,000 signing bonus, payable within 30 days following the Effective Date. The signing bonus shall be subject to taxes and withholding required by applicable law.
(e)
Other Benefits. The Executive shall be eligible to participate in or receive retirement and health care benefits available to senior executives of the Company under the Company’s employee benefit plans, as in effect from time to time, subject to the terms of such plans.
(f)
Paid Time Off. The Executive shall be entitled to take paid time off in accordance with the Company’s applicable paid time off policy for executives, as may be in effect from time to time.
(g)
Equity Awards.
(i)
Initial Equity Awards. As a material inducement to the Executive entering into this Agreement and becoming an employee of the Company, subject to approval by the Compensation Committee or a majority of the Company’s independent directors, on or as reasonably promptly following the Effective Date, the Company shall grant the Executive (i) an initial one-time award of 1,000,000 time-based restricted stock units (the “Initial RSUs”) and (ii) an initial one-time award of 1,000,000 performance-based restricted stock units (the “Initial PSUs”, and together with the Initial RSUs, the “Initial Equity Awards”). Each Initial RSU and Initial PSU represents the right to receive one share of Class A Common Stock of the Company upon vesting of such Initial RSU or Initial PSU, as applicable. The Initial Equity Awards shall be granted as inducement awards consistent with the requirements for employment inducement awards under §303A.08 of the New York Stock Exchange Listed Company Manual. The Initial RSUs shall be subject to the terms and conditions of a restricted stock unit award agreement, including with respect to vesting, substantially in the form attached hereto as Exhibit A and the Initial PSUs shall be subject to the terms and conditions of a performance-based restricted stock unit award agreement, including with respect to vesting, substantially in the form attached hereto as Exhibit B.
(ii)
Inducement Plan. On or after the Effective Date, in connection with the grant of the Initial Equity Awards, the Company shall adopt the Entravision Communications Corporation 2023 Inducement Plan, substantially in the form attached hereto as Exhibit C. The Company shall register all shares of the Company common stock subject to the Initial Equity Awards by filing a Form S-8 with the Securities and Exchange Commission within 30 days of the Effective Date.
(iii)
Annual Equity Awards. The Executive will not be entitled to receive any equity awards in calendar year 2023 or 2024 other than the Initial Equity Awards. In the first fiscal quarter of 2025, the Executive will receive an equity grant under the Company’s equity incentive program in accordance with the terms determined by the Board or the Compensation Committee after taking into account market data assembled using the Company’s peer group for compensation purposes.
(h)
Severance Benefits. The Executive shall be a Covered Executive eligible to participate in the Company’s Executive Severance and Change in Control Plan (the “Severance & CiC Plan”), subject to the terms and conditions of the Severance & CiC Plan, including, without limitation, the execution of a participation agreement; provided, however, that, notwithstanding anything to the contrary in the Severance & CiC Plan, for purposes of the Executive the definition of “Good Reason” shall also include the failure of the Executive to be the Chief Executive Officer of a publicly traded company. The Executive shall be a Group 1 Executive under the Severance & CiC Plan. Any obligations with respect to a release of claims under the Severance and CiC plan will be met by using the Release of Claims attached as Exhibit E. For the avoidance of doubt, a consideration for the quantum of benefits available in a Change in Control termination is the Executive compliance with his Continuing Obligations (as defined below).
(i)
Corporate Policies. The Executive shall be subject to all of the Company’s corporate governance and executive compensation policies in effect from time to time, including any stock ownership guidelines, clawback or incentive compensation recovery policies.
3.
Continuing Obligations.
(a)
Employee Agreement. As a condition of employment, the Executive is required to enter into the Employee Covenants Agreement, attached hereto as Exhibit D (the “Employee Covenants Agreement”). For purposes of this Agreement, the obligations in this Section 3 and those that arise in the Employee Covenants Agreement and any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants shall collectively be referred to as the “Continuing Obligations.”
(b)
Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information, other than confidentiality restrictions (if any), or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.
(c)
Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes the Executive may have knowledge or information. The Executive’s full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. In addition to his indemnification rights, the Company shall reimburse the Executive for any reasonable out‑of‑pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 3(c).
(d)
Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the Continuing Obligations, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 4 of this Agreement, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.
4.
Arbitration.
(a)
Any controversy or dispute between the Company (including its officers, employees, directors, shareholders, agents, successors and assigns) and Executive that establishes a legal or equitable cause of action, whether based on contract, common law, or federal, state or local statute or regulation, arising out of, or relating to Executive’s employment or the termination thereof, shall be submitted to final and binding arbitration as the sole and exclusive remedy for such controversy or dispute. Notwithstanding the foregoing, this Agreement shall not require the parties hereto to arbitrate pursuant to this Agreement: (i) any claims under a Company benefit plan subject to the Employee Retirement Income Security Act, as amended; (ii) any claims as to which applicable law not preempted by the Federal Arbitration

Act prohibits resolution by binding arbitration hereof; or (iii) any controversy or dispute brought by the Company pursuant to Section 3 hereof. Either party may seek provisional non-monetary remedies in a court of competent jurisdiction to the extent that such remedies are not available or not available in a timely fashion through arbitration. It is the parties’ intent that issues of arbitrability of any dispute shall be decided by the arbitrator. This Section 4 shall be interpreted to conform to any applicable law concerning the terms and enforcement of agreements to arbitrate employment disputes.
(b)
The arbitration shall take place before a single neutral arbitrator at the JAMS office in Los Angeles County, California. Such arbitrator shall be provided through JAMS by mutual agreement of the parties to the arbitration; provided that, absent such agreement, the arbitrator shall be selected in accordance with the rules of JAMS then in effect. The arbitrator shall permit reasonable discovery. The arbitration shall be conducted in accordance with the JAMS rules applicable to employment disputes in effect at the time of the arbitration. The award or decision of the arbitrator shall be rendered in writing; shall be final and binding on the parties; and may be enforced by judgment or order of a court of competent jurisdiction. Each party shall pay his or its own attorneys’ fees and costs of suit associated with such arbitration to the extent permitted by applicable law, and the Company shall pay the administrative fees and all arbitrator fees associated with such arbitration; provided, however, that the non-prevailing party shall reimburse the prevailing party for reasonable attorneys’ fees incurred by the prevailing party in connection with such arbitration.
(c)
Each of the parties hereto herby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the matters contemplated hereby, provided, however, that the parties hereto agree that such waiver shall not be deemed to constitute a waiver of adjudication by a court having appropriate jurisdiction. Executive and the Company waive any constitutional or other right to bring claims covered by this Agreement other than in their individual capacities. Except as may be prohibited by law, this waiver includes the ability to assert claims as a plaintiff or class member in any purported class or representative proceeding.
5.
Integration. This Agreement, together with the Exhibits hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.
6.
Withholding; Tax Effect. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.
7.
Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).
8.
Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
9.
Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.
10.
Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
11.
Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.
12.
Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.
13.
Governing Law. This is a California contract and shall be construed under and be governed in all respects by the laws of California, without giving effect to the conflict of laws principles thereof. Notwithstanding the foregoing, (i) the Inducement Plan and the Initial Equity Awards shall be construed in accordance with and governed by the laws of the State of Delaware, without reference to any conflict of law principles, and (ii) the Employee Covenants Agreement shall be construed in accordance with and governed by the applicable law set forth in such Employee Covenants Agreement.
14.
Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.
15.
Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

16.
Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Effective Date.

ENTRAVISION COMMUNICATIONS CORPORATION

By: /s/ Paul A. Zeynik

Name: Paul A. Zevnik
Title: Chairman of the Board

EXECUTIVE

/s/ Michael Christenson

Michael Christenson